UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

Select Comfort Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

81616X103
(CUSIP Number)

October 2, 2009
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 81616X103	13G	Page 2 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling SC Investor, LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(1)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(2)
12.		TYPE OF REPORTING PERSON OO

(1)
The Issuer and Sterling SC Investor, LLC entered into a purchase agreement, dated as of October 2, 2009, pursuant to which Sterling SC Investor, LLC has the right, at its sole option, to purchase, (i) 2,500,000 shares of Common Stock (as defined in Item 2(d)), and (ii) an immediately exercisable warrant (the “Warrant”) to purchase 2,000,000 shares of Common Stock.  Accordingly, as of the date of this Schedule 13G, Sterling SC Investor, LLC is deemed to beneficially own all of these shares of Common Stock (including the shares of Common Stock issuable upon exercise of the Warrant) (collectively, the “Sterling Shares”).  All of the other reporting persons on this Schedule 13G are affiliates of Sterling SC Investor, LLC.

(2)
Reported as of October 9, 2009 (the date of filing of this Schedule 13G), based on the sum of (i) 45,583,724 outstanding shares of Common Stock as of October 2, 2009, as represented by the Issuer in the purchase agreement referenced in footnote 1 above, plus (ii) the 4,500,000 Sterling Shares.

Cusip No. 81616X103	13G	Page 3 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling Capital Partners III, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(3)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(4)
12.		TYPE OF REPORTING PERSON PN

(3)	See footnote 1 above.
(4)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 4 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Partners III, L.P.
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(5)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(6)
12.		TYPE OF REPORTING PERSON PN

(5)	See footnote 1 above.
(6)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 5 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Sterling Capital Partners III, LLC
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(7)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(8)
12.		TYPE OF REPORTING PERSON OO

(7)	See footnote 1 above.
(8)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 6 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Rudolph Christopher Hoehn-Saric
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(9)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(10)
12.		TYPE OF REPORTING PERSON IN

(9)	See footnote 1 above.
(10)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 7 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Douglas L. Becker
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(11)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(12)
12.		TYPE OF REPORTING PERSON IN

(11)	See footnote 1 above.
(12)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 8 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Steven M. Taslitz
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(13)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(14)
12.		TYPE OF REPORTING PERSON IN

(13)	See footnote 1 above.
(14)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 9 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric D. Becker
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(15)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(16)
12.		TYPE OF REPORTING PERSON IN

(15)	See footnote 1 above.
(16)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 10 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Merrick M. Elfman
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(17)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(18)
12.		TYPE OF REPORTING PERSON IN

(17)	See footnote 1 above.
(18)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 11 of 16 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Michael G. Bronfein
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☒ (b) ☐
3.		SEC USE ONLY
4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 4,500,000(19)
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER See Row 6 above.
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES		☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 9.0%(20)
12.		TYPE OF REPORTING PERSON IN

(19)	See footnote 1 above.
(20)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 12 of 16 Pages

Item 1(a)	Name of Issuer: SELECT COMFORT CORPORATION
1(b)	Address of Issuer’s Principal Executive Offices:

   9800 59th Avenue North
   Minneapolis, Minnesota 55442

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Sterling SC Investor, LLC
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited liability company

Sterling Capital Partners III, L.P.
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited partnership

SC Partners III, L.P.
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited partnership

Sterling Capital Partners III, LLC
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
Delaware limited liability company

Rudolf Christopher Hoehn-Saric
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

Cusip No. 81616X103	13G	Page 13 of 16 Pages

Douglas L. Becker
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

Steven M. Taslitz
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
U.S. Citizen

Eric D. Becker
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

Merrick M. Elfman
c/o Sterling Fund Management, LLC
1033 Skokie Boulevard
Suite 600
Northbrook, Illinois 60062
U.S. Citizen

Michael G. Bronfein
c/o Sterling Fund Management, LLC
650 S. Exeter Street
Suite 1000, 10th Floor
Baltimore, Maryland 21202
U.S. Citizen

2(d)               Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”).

2(e)               CUSIP Number:                        81616X103

Item 3                     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

Cusip No. 81616X103	13G	Page 14 of 16 Pages

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Cusip No. 81616X103	13G	Page 15 of 16 Pages

Item 4	Ownership:

STERLING SC INVESTOR, LLC
STERLING CAPITAL PARTNERS III, L.P.
SC PARTNERS III, L.P.
STERLING CAPITAL PARTNERS III, LLC
RUDOLF CHRISTOPHER HOEHN-SARIC
DOUGLAS L. BECKER
STEVEN M. TASLITZ
ERIC D. BECKER
MERRICK M. ELFMAN
MICHAEL G. BRONFEIN

(a)           Amount beneficially owned:

4,500,000 shares of Common Stock.(21)

(b)           Percent of Class:

Approximately 9.0%.(22)

(c)           Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

0

(ii)	shared power to vote or to direct the vote:

See Item 4(a) above.

(iii)	sole power to dispose or to direct the disposition of:

0

(iv)	shared power to dispose or to direct the disposition of:

See Item 4(a) above.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

(21)	See footnote 1 above.
(22)	See footnote 2 above.

Cusip No. 81616X103	13G	Page 16 of 16 Pages

Item 7                     Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

See Item 2 above.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

/s/ Rudolf Christopher Hoehn-Saric
Rudolf Christopher Hoehn-Saric

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

/s/ Steven M. Taslitz
Steven M. Taslitz

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

/s/ Eric D. Becker
Eric D. Becker

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

/s/ Douglas L. Becker
Douglas L. Becker

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

/s/ Merrick M. Elfman
Merrick M. Elfman

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

/s/ Michael G. Bronfein
Michael G. Bronfein

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

Sterling SC Investor, LLC

	By:	Sterling Capital Partners III, L.P., its sole member
	By:	SC Partners III, L.P., its general partner
	By:	Sterling Capital Partners III, LLC, its general partner

By:	/s/ Rudolf Christopher Hoehn-Saric
Name:	Rudolf Christopher Hoehn-Saric
Title:	Senior Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

Sterling Capital Partners III, L.P.

	By:	SC Partners III, L.P., its general partner
	By:	Sterling Capital Partners III, LLC, its general partner

By:	/s/ Rudolf Christopher Hoehn-Saric
Name:	Rudolf Christopher Hoehn-Saric
Title:	Senior Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

SC Partners III, L.P.

	By:	Sterling Capital Partners III, LLC, its general partner

By:	/s/ Rudolf Christopher Hoehn-Saric
Name:	Rudolf Christopher Hoehn-Saric
Title:	Senior Managing Director

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: October 9, 2009

Sterling Capital Partners III, LLC

By:	/s/ Rudolf Christopher Hoehn-Saric
Name:	Rudolf Christopher Hoehn-Saric
Title:	Senior Managing Director

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Tom D. Wippman, Saul E. Rudo, Jeffrey R. Patt and Mark D. Wood as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Select Comfort Corporation (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Select Comfort Corporation (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 9, 2009.

/s/ Rudolf Christopher Hoehn-Saric
Rudolf Christopher Hoehn-Saric

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Rudolf Christopher Hoehn-Saric, Tom D. Wippman, Saul E. Rudo, Jeffrey R. Patt and Mark D. Wood as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Select Comfort Corporation (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Select Comfort Corporation (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 9, 2009.

/s/ Steven M. Taslitz
Steven M. Taslitz

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Rudolf Christopher Hoehn-Saric, Tom D. Wippman, Saul E. Rudo, Jeffrey R. Patt and Mark D. Wood as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Select Comfort Corporation (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Select Comfort Corporation (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 9, 2009.

/s/ Eric D. Becker
Eric D. Becker

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Rudolf Christopher Hoehn-Saric, Tom D. Wippman, Saul E. Rudo, Jeffrey R. Patt and Mark D. Wood as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Select Comfort Corporation (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Select Comfort Corporation (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 9, 2009.

/s/ Merrick M. Elfman
Merrick M. Elfman

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Rudolf Christopher Hoehn-Saric, Tom D. Wippman, Saul E. Rudo, Jeffrey R. Patt and Mark D. Wood as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Select Comfort Corporation (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Select Comfort Corporation (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 9, 2009.

/s/ Douglas L. Becker
Douglas L. Becker

POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Rudolf Christopher Hoehn-Saric, Tom D. Wippman, Saul E. Rudo, Jeffrey R. Patt and Mark D. Wood as the undersigned’s true and lawful authorized representative and attorney-in-fact to execute for, and on behalf of, the undersigned and to file with the U.S. Securities and Exchange Commission and any other authority: (1) any Forms 3, 4 and 5, and any amendments thereto, in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder; and (2) any Schedules 13D and Schedules 13G, and any amendments thereto, in accordance with Section 13 of the 1934 Act and the rules promulgated thereunder, in each case with respect to any securities of Select Comfort Corporation (or any successor thereto).

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that each of the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 or any other provision of the 1934 Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms 3, 4 and 5 or Schedule 13D or 13G with respect to any securities of Select Comfort Corporation (or any successor thereto), unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of October 9, 2009.

/s/ Michael G. Bronfein
Michael G. Bronfein